Exhibit 5.1

June 21, 2013
American States Water Company
630 East Foothill Boulevard
San Dimas, CA 91773

Re:  2013 Non-Employee Directors Stock Plan

Ladies and Gentlemen:

We have acted as special counsel to American States Water Company, a California corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 500,000 shares of the Company’s common shares, no par value per share (the “Shares”), to be issued pursuant to the American States Water Company 2013 Non-Employee Directors Stock Plan (the “Plan”).

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement, as filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act;

(ii) the Amended and Restated Articles of Incorporation of the Company, as amended, as in effect on the date hereof;

(iii) the Bylaws of the Company, as amended, as in effect on the date hereof;

(iv) the Plan; and

(v) resolutions adopted by the board of directors of the Company authorizing the issuance of the Shares pursuant to the terms of the Plan and related matters.

We have also examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by the requisite corporate action on behalf of the Company and, when issued and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Company’s common shares then remaining authorized but unissued, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based upon and limited to the General Corporation Law of the State of California, as amended.  We express no opinion herein as to any other laws, statutes, regulations or ordinances.  This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.  This opinion letter is being furnished solely in connection with the issuance of the Shares and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP